FOR IMMEDIATE RELEASE - page 1 of 3

      Harold's Stores, Inc. Reports First Annual Profit in Six Years Merchandise gross margin increases substantially; expenses decline.

Dallas, TX - March 8, 2005 - Harold's Stores, Inc. (AMEX symbol: HLD) (the "Company"), a chain of upscale ladies' and men's specialty apparel stores, announced today operating results for the fourth quarter and year-to-date period ended January 29, 2005.

For the year, the Company reported net income of $37,000, compared to a net loss of $6.2 million in the prior year. Included in the results for 2003 were $1.6 million of restructuring expenses associated with the closing of eight unprofitable stores during the year. For the 2004 fourth quarter, the Company reported a net loss of $161,000, down from the loss of $2.8 million in the previous year. After preferred dividends of $1.5 million, the Company reported a loss for the year of $0.24 per diluted and basic share, compared to a loss of $1.22 per diluted and basic share in the prior year. For the fourth quarter, after preferred dividends of $379,000, the loss came to $0.09 per diluted and basic share, down from the loss of $0.49 per diluted and basic share in the previous year.

"We are extremely pleased to achieve operating profitability in 2004. It has been six years since the Company last reported profitable operating results for an annual period," said Hugh Mullins, President and Chief Executive Officer. "The key to this financial turn-around has been reducing the Company's dependence on promotional activities. This resulted in a substantial increase in full-price selling, from 41% of sales in 2003 to 53% of sales in 2004, which led to a significant improvement in reported gross margins. Reported gross margins rose 4.5 points in 2004, increasing to 34.3%."

Mr. Mullins continued, "I am pleased to report that customer response to our spring merchandise has been very encouraging and end-of-season clearances on fall and holiday merchandise have proceeded well. In fact, during the month of February 2005, the Company realized total comparable store sales increases of 10.6%. Our inventories are well positioned as we approach the important Easter selling season."

For the quarter, total company comparable store sales increased 1.9%. Comparable store sales increased 1.6% in the full-line retail stores during the quarter, while comparable stores sales in the outlets increased 9.6%. Net sales for the quarter were $22.8 million, compared to $23.6 million for the same period in the previous year, a decrease of 3.3%. The Company did not conduct the warehouse sale during fourth quarter of 2004 that was held in fourth quarter 2003, resulting in $1.1 million of volume decline in the current year.

For the fiscal year, total comparable store sales increased 1.9%, with an increase of 1.7% in the full-line retail stores and an increase of 5.6% in the outlet stores. Net sales for the year were $89.4 million as compared to $91.7 million for the same period in the prior year, a decrease of 2.5%. The majority of the sales decline can be attributed to the closing of nine unprofitable store locations during 2003 and 2004, and the lack of the warehouse sale previously mentioned.

Accounting for Lease Transactions

In  connection  with  the  views expressed  by  the  Office  of  the  Chief
Accountant of the Securities and Exchange Commission (the "SEC") on February 7, 2005 regarding certain lease accounting issues, the Company, like many other retailers, is reviewing its lease accounting practices. The Company has determined that its method of accounting for rent holidays and tenant allowances was not in accordance with the views expressed by the SEC regarding generally accepted accounting principles. All results presented in this press release exclude the impact of such review.

The Company, in conjunction with its independent auditors, is in the process of evaluating the impact of the cumulative effect of these adjustments, the majority of which is expected to relate to periods prior to 2003. The Company currently believes that the earnings impact in any given period will not be material and expects that the impact of this adjustment will increase the reported net income in 2004. Furthermore, these changes will have no impact on the Company's historical or future cash flow or the timing of payments under the leases. At this time, the Company has not yet reached a final decision as to whether these changes will require a restatement of prior period financial statements, but believes that a restatement of its consolidated balance sheets, consolidated statement of operations and consolidated statement of cash flows for certain periods is likely.

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Harold's Earnings Release
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The Company expects to complete its review prior to the deadline for filing its Annual Report on Form 10-K for the year ended January 29, 2005 which is due on April 29, 2005.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc., currently operates 41 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company`s actual results for 2005 to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

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Harold's Earnings Release
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             HAROLD'S STORES, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF OPERATIONS
              (In Thousands Except Per Share Data)

                               13 Weeks Ended     52 Weeks Ended
                               January  January   January  January
                                29,      31,       29,      31,
                                2005     2004      2005     2004

Sales                            $        $        $        $
                               22,78    23,56     89,35    91,68
                               8        4         7        3

Costs and expenses:
Costs of goods sold (including
occupancy and central buying
expenses, exclusive of items    15,70    18,32     58,70    64,36
shown separately below)             4        9         3        3

Selling, general and             6,215    6,604     26,56    26,93
administrative expenses                                4        0

Depreciation and amortization     751    1,238     3,074    4,055

Restructuring charges              --       --        --    1,630

Interest expense                  279      230       979      879

                                22,94    26,40     89,32    97,85
                                    9        1         0        7

Income (loss) before income     (161)   (2,837        37   (6,174
taxes                                        )                  )

(Provision) benefit  for           --       --        --       --
income taxes

Net  income (loss)               $           $         $     $
                               (161)    (2,837        37   (6,174
                                             )               )

NET INCOME (LOSS) APPLICABLE
TO COMMON
 STOCKHOLDERS:
                                 $         $           $     $
Net income (loss)              (161)    (2,83         37   (6,17
                                          7)                 4)

Less:  Preferred stock
dividends and accretion of                 222    1,501
preferred stock issuance        379                        1,306
costs

Net loss applicable to common   $         $         $      $
stockholders                   (540)    (3,05     (1,464   (7,48
                                          9)        )      0)

Net loss per common share:
Basic and diluted               $       $         $        $
                               (0.09    (0.49     (0.24    (1.22
                               )        )         )        )


Weighted average number of      6,222    6,158     6,218    6,114
common shares - basic





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